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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 4/Amendment No. 347 to Registration Statement Nos. 333-137369/811-03365 on Form N-4 of our report dated March 31, 2009, relating to the financial statements of each of the Sub-Accounts of MetLife Investors USA Separate Account A and our report dated April 2, 2009, relating to the financial statements of MetLife Investors USA Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008), both appearing in the Statement of Additional Information in Post-Effective Amendment No.
3/Amendment No. 329 to Registration Statement Nos. 333-137369/811-03365 of MetLife Investors USA Separate Account A, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Tampa, Florida
June 26, 2009